CERTIFICATE OF DESIGNATION

                                      OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                      OF

                               Datalink.net, Inc.

     Datalink.net, Inc., a Nevada corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board of Directors of the Company (the "Board of Directors"), by unanimous written consent in lieu of a meeting effective February 9, 2000, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, par value $.001 per share, which shall be designated as Series B Convertible Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

                         CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                            OF DATALINK.NET, INC.

     1.   Designation, Amount, Par Value, Liquidation Value and Rank.

          a. The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series B Convertible Preferred Stock
(the "Series B Preferred"), and the   number of shares so designated shall be
769,231, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series B Preferred, and which shall not be subject to increase without the consent of each holder of the Series B Preferred (each, a "Holder", and collectively, the "Holders"). Each share of Series B Preferred, par value .001 per share, shall have a liquidation value of $13.00 per share (the "Liquidation Value").

          b. The Series B Preferred shall, with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company, rank senior to all classes of Common Stock and pari passu with the Series A Preferred Stock and any other series of Preferred Stock that is not, expressly by its terms, made junior to the Series B Preferred. No class of equity securities of the Company shall be senior to the Series B Preferred as to dividends, distributions and upon liquidation, dissolution or winding up.

     2. Dividends. The Holders of the Series B Preferred shall be entitled to receive dividends, whether in cash, property or otherwise (other than dividends payable solely in shares of common stock), out of any assets legally available therefor, ratably with any declaration or payment of any dividend to holders of the Common Stock or any other junior securities of the company, when, as and if declared by the Board of Directors, in an amount per share equal to that which the Holders would have been entitled had they converted

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such shares of Series B Preferred into Common Stock immediately prior to the payment of such dividends.

     3.   Voting Rights.   Except as provided herein and as otherwise required
by law, the Series B Preferred shall have no voting rights.

     4.   Liquidation.

          a. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of record of the Series B Preferred shall be entitled to receive, out of the assets of the Company and before any distribution or payment is made upon any shares of Common Stock or any series of Preferred Stock junior in rank to the Series B Preferred, for each share of Series B Preferred, an amount per share equal to the greater of (i) the Liquidation Value or (ii) the assets of the Company available for distribution to its stockholders, distributed ratably among the Holders of the outstanding Preferred Stock (determined on an "as converted" basis) and the holders of all of the outstanding capital stock of the Company. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders of the Series B Preferred then the entire assets of the Company shall be distributed to such Holders and the holders of the Company's Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          b. A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company, or the consummation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies, shall not be treated as a Liquidation but instead shall be subject to the provisions of Sections 7(g); provided, however, that the immediately preceding clause may be waived by any Holder of Series B Preferred, and any such sale, conveyance, lease, transfer, disposition, transaction or series of related transactions, consolidation or merger, as the case may be, may be deemed to be a Liquidation of the Company entitling such Holder to receive the Liquidation Value with respect to such Holder's shares of Series B Preferred.

          c. After setting apart or paying in full the amounts described in Section (4)(a) hereof, the holders of record of Common Stock and any Preferred Stock junior in rank to the Series B Preferred shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of the Series B Preferred shall not be entitled to participate in such distribution.

          d. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

     5.   Mechanics of Conversion.

          a.   Holder's Delivery Requirements.   Each share of Series B
Preferred shall be convertible, at the option of the Holder thereof, at any time after the Original Issue Date, into that number of fully paid and non-assessable shares of Common Stock as is determined by the quotient of (i) $13.00 over (ii) the Conversion Price in effect at the time of conversion, determined as hereinafter provided. The initial Conversion Price shall be $13.00, subject to adjustment from time to time as provided herein (the "Conversion Price"). A Holder shall effect conversions by surrendering to the Company, or to the Company's transfer agent, the certificate or certificates representing the shares of Series B Preferred to be converted, together with a

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copy of the form of conversion notice attached hereto as Exhibit A (the
"Conversion Notice"). Each Conversion Notice shall specify the Holder, the number of shares of Series B Preferred to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to
Section 11. Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

          b. Company's Response. Not later than three (3) Trading Days after any Conversion Date, the Company will use its best efforts to cause to be delivered to the Holder, or to such Holder's designee, (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.l(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred and (ii) if the Holder is converting less than all shares of Series B Preferred represented by the certificate or certificates tendered by the Holder with the Conversion Notice, one or more certificates representing the number of shares of Series B Preferred not converted. Upon request of the Holder, and in compliance with the provisions hereof, in lieu of physical delivery of the shares of Series B Preferred, provided the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer (FAST) program, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder (or the Holder's designee) under this Section 5 by crediting the account of the Holder's (or the Holder's designee's) Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates thereafter to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred for which Common Stock was not delivered pursuant to such conversion.

          c.   Failure to Convert.

               (i) If the Company fails to deliver to the Holder (or the Holder's designee) such certificate or certificates pursuant to this Section 5 on or prior to the fifth Trading Day after the Conversion Date (the "Delivery Date"), in addition to all other remedies that such Holder may pursue hereunder or under the Purchase Agreement, the Company shall pay to such Holder upon demand an amount in cash equal to the product of (a) the number of shares of Common Stock required to be issued upon conversion of such shares of Series B Preferred, (b) the Per Share Market Value on the Conversion Date, (c) the number of days after the three (3) Trading Day period referred to in
Section 5(b) that the Company fails to deliver such certificates and (d) .005; provided, however, that the foregoing shall not be applicable in the first three (3) instances that the Company violates the delivery requirements of this Section 5. If the Holder has requested that the Company redeem shares of Series B Preferred pursuant to this Section and the Company fails for any reason to pay the amount referenced above within seven (7) days after such notice is deemed delivered pursuant to this Section 5(c), the Company will pay interest on such amount at a rate of 15% per annum in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full.

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               (ii)   Nothing herein shall limit a Holder's right to pursue
actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus
(B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

     6.   Reservation of Shares.

          The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series B Preferred and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series B Preferred, not less than 100% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments of
Section 7) upon the conversion of all outstanding shares of Series B Preferred (without regard to any limitations on conversion). The Company shall, from time to time in accordance with Nevada law, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series B Preferred. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and, subsequent to the effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement), freely tradable.

     7.   Adjustment of Conversion Price.

          a. Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time after the Original Issue Date (a) shall pay or make a stock dividend on its Common Stock in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares or
(c) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

          b. Rights; Warrants. If the Company, at any time after the Original Issue Date, shall fix a record date for the issuance of rights, options, warrants or other securities to the holders of its Common Stock entitling them to subscribe for or purchase, exchange for, convert into or otherwise acquire shares of Common Stock for no consideration or for a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition, as the case may be. Such adjustment shall be made whenever such rights, options, warrants or other securities are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options, warrants or other securities.

          c. Subscription Rights. If the Company, at any time after the Original Issue Date, shall fix a record date for the distribution to holders of Common Stock evidence of its indebtedness or assets or rights, options, warrants or other security entitling them to subscribe for or purchase, convert into, exchange for or otherwise acquire any security (excluding those referred to in paragraphs 7(a) and (b) above), then in each such case the Conversion Price at which the Series B Preferred shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Conversion Price as of such record date; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Holders of the Series B Preferred; and provided, further, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          d. Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

          e. Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7 the Company shall promptly mail to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, president or chief financial officer of the Company.

          f. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

          g. Change of Control; Compulsory Share Exchange. In case of (A) any Change of Control Transaction or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an "Event"), lawful provision shall be made so that the Holders shall have the right thereafter to convert the shares of Series B Preferred for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Holders shall be entitled upon such Event to receive such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which the shares of Series B Preferred could have been converted immediately prior to such Event (without taking into

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account any limitations or restrictions on the convertibility of the
Securities) would have been entitled. The provisions of this Section 7(g) shall similarly apply to successive Events.

          h. Issuances Below Conversion Price. If the Company, at any time when any shares of Series B Preferred are outstanding, takes any of the actions described in this Section 7(h), the majority of the Holders shall have the right to amend this Certificate of Designation as set forth below:

               (i) issues or sells, or is deemed to have issued or sold, any Common Stock;

               (ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, options or warrants being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"); or

               (iii)  in any manner issues or sells any Convertible
Securities;

for (a) with respect to paragraph (h)(i), above, a price per share, or (b) with respect to paragraphs h(ii) or h(iii), above, a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is, less than the Conversion Price in effect immediately prior to such issuance or sale, then, immediately after such issuance, sale or grant, the majority of the Holders shall have the right to amend the issuance terms of the Common Stock issuable upon conversion of the shares of Series B Preferred (including adjustment of the Conversion Price) so that the issuance terms hereof are equivalent to the issuance terms of such offering. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Holders shall have the right to amend the issuance terms of such Common Stock accordingly, including, without limitation, by reducing the Conversion Price in effect to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

          i. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 7(h), the following shall be applicable:

               (i) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a national securities exchange or national quotation system, in which case the amount of consideration received by the Company will be the arithmetic average of the closing sale price of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt thereof.
In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of a majority of the shares of Series B Preferred then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the Holders of a majority of the shares of Series B Preferred then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

               (ii) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

               (iii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (iv) Other Events. If any event that would adversely affect the rights of any holder of the Series B Preferred occurs but is not expressly provided for by Section 7 hereof (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders or assigns; provided, however, that no such adjustment will increase the Conversion Price.

          j.   Notice of Certain Events.  If:

               (i) the Company shall declare a dividend (or any other distribution) on its Common Stock;

               (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

               (iii) the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

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               (iv)  the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

               (v) the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Series B Preferred, and shall cause to be delivered to the Holders at the address specified herein, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Nothing herein shall prohibit the Holders from converting shares of Series B Preferred held by such Holder during the 30-day period commencing on the date of such notice to the effective date of the event triggering such notice.

          k. Adjustment in the Number of Shares. For the avoidance of doubt, upon each adjustment in the Conversion Price pursuant to any provision of this
Section 7 the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest 1/100th of a whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter.

          l. Increase in Conversion Price. In no event shall any provision in this Section 7 cause the Conversion Price to be greater than the Conversion Price on the Original Issue Date.

     8.   Restriction on Conversion by Either the Holder or the Company.
Prior to the one year anniversary of the date that the Securities and Exchange Commission declares effective the Initial Registration Statement (as defined in the Registration Rights Agreement), and notwithstanding anything herein to the contrary, in no event shall any Holder or the Company have the right or be required to convert shares of Series B Preferred if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this Section 5(d) may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 5(d) shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

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     9.   Optional Redemption.

          a. Redemption by the Company. The Series B Preferred shares shall not be redeemable at the option of the Company prior to the one year anniversary of the date that Securities and Exchange Commission declares effective the Initial Registration Statement (as defined in the Registration Rights Agreement). Following such one-year anniversary the Company may, at its option and subject to the conditions set forth herein, redeem the shares of Series B Preferred if the Per Share Market Value exceeds $35.00 for thirty
(30) consecutive Trading Days. The Company may redeem the Series B Preferred, in whole and not in part, at a price per share equal to the Liquidation Value, together with any other amounts due in respect thereof through the Redemption Date (as defined in Section 9(c) (the "Redemption Price").

          b. Limitations on Redemption. The Company may only exercise its right to redeem the Series B Preferred pursuant to Section 9(a) on one (1) occasion only, and shall only be permitted to do so if (i) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Redemption Notice Date (as defined below), (ii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series B Preferred at the then applicable Conversion Price and (iii) the Company is not then in breach of any of the provisions of this Certificate of Designation.

          c. Mechanics of Redemption. The Company shall exercise its right to redeem the Series B Preferred by delivering to the registered Holders of the Series B Preferred a redemption notice (a "Redemption Notice"), upon at least ten (10) Business Days prior written notice (such date that the notice is given, the "Redemption Notice Date") by facsimile and overnight courier. Such Redemption Notice shall indicate the Redemption Price and a confirmation of the date ("Redemption Date") that the Company shall effect the redemption, which date shall be not less than ten (10) business days and not more than sixty (60) calendar days after the Redemption Notice Date. Notwithstanding anything in this Section 9, the Company shall convert any and all shares of Series B Preferred delivered pursuant to Section 5 hereof if the Conversion Notice for such shares of Series B Preferred is delivered prior to the Redemption Date.

          d. Payment of Redemption Price. The Company shall pay the applicable Redemption Price to the Holder of the shares of Series B Preferred being redeemed in cash on the Redemption Date. If the Company shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, in addition to any remedy such Holder may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to each Holder, each Holder of shares of Series B Preferred submitted for redemption pursuant to this Section 9 and for which the applicable Redemption Price has not been paid shall have the option, in lieu of redemption, (a) to require the Company to promptly return to such Holder all of the shares of Series B Preferred that were submitted for redemption by such Holder under this Section 9 and for which the applicable Redemption Price has not been paid or (b) to convert those shares of Series B Preferred for which the applicable Redemption Price has not been paid at the Conversion Price (the "Void Redemption Notice"). Upon the Company's receipt of such Void Redemption Notice(s) requesting the return of the shares of Series B Preferred and prior to payment of the full applicable Redemption Price to each Holder, (a) the redemption shall be null and void with respect to those shares of Series B Preferred submitted for redemption and for which the applicable Redemption Price has not been paid and (b) the

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Company shall immediately return any Series B Preferred certificates submitted to the Company by each Holder for redemption under this Section 9 and for which the applicable Redemption Price has not been paid. If the Company fails to timely effect a redemption in accordance with this Section 9, the Company shall not be allowed to submit another Redemption Notice without the prior written consent of Holders of at least two-thirds (2/3) of the number of shares of Series B Preferred then outstanding.

     10. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Amex" means the American Stock Exchange.

     "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

     "Approved Stock Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Company or committee thereof, pursuant to which the Company's securities may be issued to any employee, officer or director of the Company; provided, that such issuance or issuances shall not exceed 20% of the Company's outstanding Common Stock and Preferred Stock on the Original Issue Date.

     "Change of Control Transaction" means the occurrence of any of (i) any acquisition or series of related acquisitions by any Person or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of 50% of the voting power of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date, or their duly elected successors who are directors immediately prior to such transaction(s), in one or a series of related transactions, (iii) the merger or consolidation of the Company with or into another entity, unless the holders of the Company's securities immediately prior to such transaction or series of related transactions continue to hold at least 50% of such securities following such transaction or series of related transactions, (iv) a sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company in one or a series of related transactions or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).

     "Common Stock" means the Company's common stock, $.01 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Conversion Price" has the meaning set forth in Section 5(a).

     "Excluded Securities" means (i) shares of Common Stock issued or issuable pursuant to the terms of this Certificate of Designation, the Securities Purchase Agreement and the Stock Purchase Warrant, (ii) shares of Common Stock deemed to have been issued by the Company in connection with an

Approved Stock Plan, (iii) shares of Common Stock (including options, rights and warrants) issuable upon the exercise of any options, rights or warrants outstanding on the Original Issue Date and set forth on Schedule 2.1(c) of the Securities Purchase Agreement or (iv) shares of Common Stock issued or deemed to be issued by the Company in connection with a strategic acquisition by the Company of the assets or business, or division thereof, of another Person.

     "Liquidation Value" has the meaning set forth in Section 1 hereof.

     "Original Issue Date" shall mean the date of the first issuance of any shares of the Series B Preferred, regardless of the number of transfers of any particular shares of Series B Preferred and regardless of the number of certificates which may be issued to evidence such Series B Preferred, which date shall coincide with the Closing Date, as defined in the Securities Purchase Agreement.

     "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Amex or other Subsequent Market, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Amex or any other Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the NASDAQ or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or
(c) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series B Preferred; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

     "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Preferred Stock" means the preferred stock of the Company, par value $.001 per share.

     "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Series B Preferred.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

     "Subsequent Market" means the New York Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market.

     "Trading Day" means any day on which the Amex or Subsequent Market (if applicable) is open for trading.

     "Underlying Shares" means the number of shares of Common Stock into which the Series B Preferred are convertible in accordance with the terms hereof.

     11. Notices. Except as otherwise provided in the event of conversion of shares of Series B Preferred, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Datalink.net, Inc., 1735 Technology Drive, Suite 790, San Jose, California 95110, Attn:
Anthony LaPine, facsimile (408) 367-1701, and (ii) if the Holders, at their respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

     12. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series B Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series B Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series B Preferred into Common Stock.

     13. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Series B Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series B Preferred and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series B Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     14. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any Person as the drafter hereof.

     15. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series B Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     16. Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     17. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     18. Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series B Preferred have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series B Preferred which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that any Series B Preferred owned by the Holders shall be deemed outstanding for purposes of making such a determination. Shares of the Series B Preferred so owned which have been pledged in good faith may be regarded as outstanding if
(i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee's right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

     19. Communications. The holders of the Series B Preferred shall be entitled to receive, and the Company shall deliver pursuant to Section 11 hereof, all communications sent by the Company to the holders of the Common Stock.

     20. Reacquired Shares. Any shares of Series B Preferred redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company's Series B Preferred and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the General Corporation Law of the state of Nevada), authorized but unissued shares of Preferred Stock.

     21.   Certain Limitations.   As long as any shares of Series B Preferred
are outstanding, the Company shall not, and shall cause its subsidiaries not to, without the affirmative vote of the Holders of 75% of the shares of the Series B Preferred then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Series B Preferred, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (d) increase the authorized number of shares of Series B Preferred, (e) sell all or substantially all of its assets or (f) enter into any agreement with respect to the foregoing. In addition the Company shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series B Preferred against impairment.

     22. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, Datalink.net, Inc. has caused this Certificate of Designation to be signed by its CEO on this 9th day of February, 2000.


                              By: /s/ Anthony LaPine
                              Name:  Anthony LaPine
                              Title: CEO


Attest:

By: /s/ Tali Durant
Name: Tali Durant
Title:  Secretary

                                   EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER


(To be Executed by the Registered Holder in order to Convert shares of Series B Preferred Stock)



The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, par value $.01 per share (the "Common Stock"), of Datalink.net, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.


Conversion calculations:

____________________________________________
Date to Effect Conversion


____________________________________________
Number of shares of Series B Preferred Stock to be Converted


____________________________________________
Number of shares of Common Stock to be Issued


____________________________________________
Applicable Conversion Price


____________________________________________
Name of Person to whom Shares of Common Stock are to be Issued


____________________________________________
Signature


____________________________________________
Name


____________________________________________
Address